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                                                                 EXHIBIT 23.1




                       Independent Accountants' Consent



The Board of Directors
First National Bancorp:


We consent to incorporation by reference in the Registration Statements (No. 33-32997), (No. 33-41878), (No. 33-61586), (No. 33-68770), and (No. 33-56969)
on Form S-8 and (No. 33-57019) on Form S-3 of First National Bancorp of our report dated January 27, 1995, except as to Note 2, which is dated July 3, 1995, and except as to Note 19 which is dated October 22, 1995, relating to the consolidated balance sheets of First National Bancorp and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the November 21, 1995 current report on Form 8-K of First National Bancorp.

Our report refers to a change in the method of accounting for investment securities to adopt the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at December 31, 1993, a change in the method of accounting for income taxes in 1993 to adopt the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and a change in the method of accounting for postretirement benefits other than pensions in 1993 to adopt the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting For Postretirement Benefits Other than Pensions".




                                                        KPMG PEAT MARWICK LLP


Atlanta, Georgia
November 21, 1995